Exhibit 10.1

CHITTENDEN CORPORATION

DEFERRED COMPENSATION PLAN

Effective January 1, 2007

CHITTENDEN CORPORATION

DEFERRED COMPENSATION PLAN

PREAMBLE

Chittenden Corporation (the “Employer”) previously established the Chittenden Corporation, Chittenden Trust Company and Subsidiaries Directors’ Deferred Compensation Plan (the “Plan”) to provide a vehicle whereby members of the Board of Directors of the Employer or any duly elected member of the Board of Directors of any other Participating Employer may elect to defer all the retainers and fees payable by the Participating Employer to such Directors for services as such.

The Plan is hereby amended and restated to comply with Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, effective January 1, 2005 and to allow certain executive Employees to participate in the Plan and make other changes effective January 1, 2007. The Plan is also hereby renamed the Chittenden Corporation Deferred Compensation Plan. As provided herein, Plan provisions in effect as of December 31, 2004, shall continue to apply with respect to a Participant’s Account balance attributable to amounts deferred prior to January 1, 2005 and shall continue to apply with respect to any vested terminated Participant or Participant who is in pay status as of such date. Accordingly, such Account balances will not be subject to the requirements of Code Section 409A. Thus, any changes hereunder which have been made in order to comply with Code Section 409A shall apply only to deferred compensation earned on and after January 1, 2005. The plan is intended to be a “plan” which is unfunded and is maintained by an Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

ARTICLE I

DEFINITIONS

1.1	“Account” shall mean a notional account of all sums allocated to a Participant under the Plan represented by his or her deferrals and interest and/or earnings credited thereon as described in Section 4.1.

1.2	“Affiliated Employer” shall mean any corporation which is included with the Employer in a controlled group of corporations, as determined in accordance with Code Section 414(b), any unincorporated trade or business which, as determined under regulations of the Secretary of the Treasury, is under common control of the Employer under Code Section 414(c), any organization that includes the Employer, which is a member of an affiliated service group, as defined in Code Section 414(m), and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

1.3	“Beneficiary” means the individual designated by the Participant on his or her Election Form in accordance with Section 7.1 who shall be entitled to benefits hereunder attributable to the Participant’s Account in the event of the Participant’s death.

1.4	“Board” means the Board of Directors of the Employer.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time and any regulations issued thereunder. Reference to any Code Section shall include any successor provision thereto.

1.6	“Committee” means the Executive Committee appointed by the Board to administer the Plan pursuant to Section 8.1.

1.7	“Disability” means a condition that (a) renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, or (b) entitles the Participant, by reason of such medical or physical impairment, to income replacement benefits for a period of at least 3 months under the long term disability plan sponsored by the Participating Employer.

1.8	“Election Form” shall mean the form developed by the Committee for a Participant to elect to defer compensation, select the investment option, to designate a Beneficiary, and to elect the timing and form of payment of his or her Account in accordance with the provisions of the Plan, such procedures as adopted by the Committee, and Code Section 409A. The Election Form shall allow for separate elections in the event of termination of employment, death, Disability, and upon a Change in Control Event.

1.9	“Eligible Director” means a non-employee member of the Board or non-employee member of the Board of Directors of another Participating Employer.

1.10	“Eligible Executive” means an employee of the Employer or a Participating Employer who is considered an “executive officer” under Section 215.2(e) of Federal Reserve Board Regulation O, title 12, chapter II, of the Code of Federal Regulations (12 CFR 201).

1.11	“Employer” means the Chittenden Corporation.

1.12	“Participant” means an Eligible Director or Eligible Executive who is actively participating in the Plan in accordance with Article II or who has an Account under the Plan under Section 4.1.

1.13	“Participating Employer” means the Employer and any Affiliated Employer that is selected by the Committee which participates in the Plan with the permission of the Employer.

1.14	“Plan” means the Chittenden Corporation Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

1.15	“Plan Year” means the 12-month period beginning on January 1 and ending on the following December 31.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility to Participate. Each Eligible Director shall be eligible to participate in the Plan as provided in Section 2.2. Effective January 1, 2007, each Eligible Executive shall be eligible to participate in the Plan as provided in Section 2.2.

2.2	Commencement and Termination of Participation. An Eligible Director or Eligible Executive shall commence participation in the Plan on the first date that a voluntary deferral of compensation is made in accordance with the election procedures set forth in Article III. A Participant’s active participation in this plan will end upon the termination of his service as an Eligible Director or Eligible Executive because of death or any other reason, or upon his transfer to or reclassification as an employee who is not eligible to participate in the plan. Upon the termination of a Participant’s active participation in this Plan in accordance with this section, there will be no additional voluntary deferrals credited to such Participant’s Account under Section 3.1. However, the Participant’s Account will continue to be credited with investment credits as described in Section 5.1 until his or her Account is fully distributed, and the Participant will be entitled to receive distribution of his or her Account as specified on the Participant’s Election Form and in accordance with Article VI.

ARTICLE III

VOLUNTARY DEFERRALS OF COMPENSATION

3.1	Voluntary Deferrals. An Eligible Director may elect to defer all of the retainer and fees to be earned for his service for a calendar year as an Eligible Director. An Eligible Executive may make voluntary deferrals under the plan from his or her base salary in any whole percentage of his base salary from a minimum of 5% to a maximum of 100% of base salary by electing to reduce his or her base salary by such amount. In addition, each such Eligible Executive may make voluntary deferrals under the plan from his or her cash bonus in any whole percentage of his bonus from a minimum of 5% to a maximum of 100% by electing to reduce his or her bonus by such amount. However, in no event shall voluntary deferrals for a period exceed 100% of the individual’s “base salary” or “bonus” as reduced to reflect all other tax withholdings, salary reductions or deductions under the various benefit plans including but not limited to contributions under Code Section 401(k), 125, or 132(f), or under the Supplemental Executive Savings Plan. Elections will be in accordance with the requirements of Section 3.2.

3.2	Election Procedures. An Eligible Director or Eligible Executive who wishes to reduce his or her compensation to be earned during a particular Plan Year in order to make voluntary deferrals under Section 3.1 must complete an Election Form specifying the amount of voluntary deferrals, agreeing to reduce his or her retainer and fees, base salary and/or bonus (as applicable) by the amount(s) desired, specifying the form and timing of the distribution of his or her Account, and providing such other information as the Committee may require.

A Participant’s Election Form electing voluntary deferrals for any Plan Year must be filed with the Committee by such deadline as the Committee specifies, but in any event not later than December 31 of the preceding Plan Year. Notwithstanding the foregoing, the following special rules shall apply: (a) in the case of an Eligible Executive who first becomes eligible to participate hereunder as of January 1, 2007 or any other Eligible Executive or Eligible Director who first becomes eligible to participate in the Plan during a Plan Year, the individual’s initial election to defer compensation may be made within 30 days after becoming eligible hereunder, provided that such election only relates to future earnings; (b) elections to defer “performance based” compensation (as defined under Code Section 409A, and regulations thereunder) such as payments under the Employer’s Performance Share Plan, must be made at least 6 months prior to the end of the performance period (so long as such compensation has not become certain to be paid and ascertainable). Such elections shall be made in accordance with such procedures as the Committee shall adopt, provided such deferrals are made with respect to compensation for services performed after the election.

A Participant must elect the amount of his or her voluntary deferrals with respect to any subsequent Plan Year by filing a new Election Form before the start of such subsequent Plan Year, and the change will become effective as of the first day of such subsequent Plan Year. Once a Participant has elected to defer compensation, his or her enrollment form will remain in effect for future Plan Years unless the Participant changes or terminates his or her prior elections by filing a new enrollment form in accordance with the preceding sentence.

After a Plan Year has begun, a Participant may not change the amount of voluntary deferrals (if any) he or she had elected for such Plan Year. However, if during a Plan Year a Participant either (i) has an unforeseeable emergency as defined under Code Section 409A(a)(2)(B)(ii) and regulations thereunder or (ii) has a financial hardship (as defined in the Chittenden Corporation Incentive Savings and Profit Sharing Plan) and receives a financial hardship withdrawal from such plan, the Participant may elect to cancel his or her deferral election for the balance of that Plan Year.

ARTICLE IV

PARTICIPANT ACCOUNTS AND VESTING

4.1	Participant Accounts. An Account will be established on behalf of each Participant to which will be credited all amounts deferred by the Participant. Accounts are maintained strictly for accounting purposes and do not represent a separate funding of the benefits under the Plan. Accounts shall be maintained as part of the general liabilities of the Employer, and Participants and beneficiaries hereunder shall have the same rights with respect to such Accounts as a general, unsecured creditor of the Employer.

Amounts deferred hereunder by the Participant and any dividends payable under the Chittenden Stock Equivalent Account (described in Article V) shall be credited to his Account at such time as they would otherwise have been payable to the Participant. Such amounts shall be credited to the Cash With Interest Account (described in Article V) or the Chittenden Stock Equivalent Account (described in Article V) as designated by the Participant on his or her Election Form.

Each Participant will indicate with his or her initial Election Form the investment election he wishes to designate for this purpose. Thereafter, a Participant may change his or her investment election as provided in Section 5.1 and in accordance with such procedures as established by the Committee. Following a Participant’s death and before the payment of any amount due to the Participant’s Beneficiary hereunder has been completed, the Beneficiary will exercise the Participant’s investment election powers under this Section.

4.2	Vesting. A Participant shall have a fully vested interest in his or her Account at all times.

ARTICLE V

INVESTMENT ELECTIONS

5.1	Cash With Interest Account and Chittenden Stock Equivalent Accounts

Subject to the provisions of this Article, at the time a Participant elects to participate in the Plan, the Participant shall designate on his or her Election Form the notional investment of his or her deferred amounts. A Participant must elect to invest either 100% of his or her deferrals for a Plan Year in the Chittenden Stock Equivalent Account or 50% of his or her deferrals for the calendar year in the Cash With Interest Account and 50% in the Chittenden Stock Equivalent Account. Investment changes may only be made at the beginning of any calendar year with respect to future deferrals only, by completing an Election Form at least 30 days prior to the beginning of such year or such lesser notice as may be permitted by the Committee in a uniform and nondiscriminatory basis.

A Participant shall not be permitted to change the investment of his or her existing Account at any time.

(a)	Cash With Interest Account

In the event that a Participant has elected to credit a portion of his or her deferrals to the Cash With Interest Account, investment credits related to all such amounts shall be credited to such Account at the end of each month based on the Employer’s average annual yield on earning assets for the previous calendar quarter, converted to a monthly-equivalent yield.

Investment credits on any portion of the Participant’s Account added during a Plan Year shall be prorated to reflect the period of time during which such added portion was credited to the Participant’s Account.

(b)	Chittenden Stock Equivalent Account

(i)	In the event that a Participant has elected to credit all or a portion of his or her deferrals to the Chittenden Stock Equivalent Account, investment credits related to all such amounts shall be credited to such Account as earned. The Participant’s Chittenden Stock Equivalent Account shall be credited with the number of shares (including fractional interests in shares) of Employer Stock which could be purchased with such deferred amount at the Crediting Price (described in (iii) below as of the date of the deferral (i.e. the date such deferred compensation would have otherwise been paid)).

(ii)	As of each date of payment of dividends on the Employer Stock there shall be credited, with respect to the equivalent shares of Employer Stock credited pursuant to this paragraph (b) on the record date of such dividend, the equivalent of such additional shares (including fractional interests therein) of Employer Stock as follows:

(A)	In the case of cash dividends, the number of shares that could be purchased at the Crediting Price as of such payment date with the dividends which would have been payable on the credited shares as if they had been outstanding.

(B)	In the case of dividends payable in Employer Stock, the equivalent number of shares that would have been payable on the equivalent shares as if they had been outstanding.

(iii)	Crediting Price. The Crediting Price at the time any credit is to be made pursuant to paragraph (b)(i) shall be the fair market value of the Employer Stock on the date the compensation would otherwise have been paid to Eligible Executives and on the date the fees and retainer would otherwise have been paid to Eligible Directors and, pursuant to paragraph (b)(ii), shall be the fair market value of the Employer Stock on the date of the dividend payment.

For purposes of this subparagraph (iii), fair market value on any day shall mean the closing price on a national securities exchange on the date the compensation and fees would otherwise have been paid or on the date of dividend payment. If there were no sale on said dates, then the fair market value shall be the closing price on the previous business day.

(iv)	The total number of equivalent shares of Employer Stock held in Treasury for purposes of this paragraph (b) shall be proportionately adjusted from time to time, as determined by the Committee, for any increase or decrease in the number of outstanding shares of Employer Stock resulting from a subdivision or combination of shares of Employer Stock, a dividend payable in Employer Stock (to the extent that credits have not otherwise been made with respect thereto pursuant to subparagraph (ii)(B)), a reorganization or recapitalization or similar change in the Employer Stock or for any other change in the capital structure of Employer Stock.

5.2.	Investment Credits for Amounts Transferred From VFSC Plan

Notwithstanding Section 5.1, with respect to an Eligible Director who had an Account which was transferred to the Plan from the Vermont National Bank Deferred Compensation Plan for Directors (the “VFSC Plan”) effective June 1, 1999 as a result of the acquisition of Vermont Financial Services Corporation, and whose benefits were in pay status as of such date, the Participant’s Account shall be credited with interest each quarter. The rate of interest shall be the five-year Treasury Note rate (as published by the U.S. Federal Reserve Board) as in effect as of the beginning of such quarter plus 300 basis points. However, in the event the Participant had terminated his or her service as a Director as of June 1, 1999 prior to attainment of age 60, the rate of interest to be credited to such Participant’s account for the period following such termination until the last payment from his or her Account shall be the three-month Treasury Bill rate (as published by the U.S. Federal Reserve Board) in effect as of the beginning of each quarter.

ARTICLE VI

DISTRIBUTION OF BENEFITS

6.1.	Distribution of Benefits.

(a)	Time of Payment.

Benefits hereunder shall be paid to a Participant or his Beneficiary on one of the following dates, as specified by the Participant on his or her Election Form:

(i)	in the case of an Eligible Executive, the first of the month following six (6) months after his or her separation from service of the Participating Employer (or, if earlier, the date of death of the Participant);

(ii)	in the case of an Eligible Director, first of the month following termination of duties as an Eligible Director;

(iii)	the later of the time specified in (i) or (ii) above, as applicable, and January 1 of the calendar year following the calendar year in which the time specified in (i) or (ii) above occurred; or

(iv)	at his or her attainment of the age specified on his or her Election Form.

(v)	In addition, the Participant may elect to have distribution made upon a Change in Control Event as defined in Section 8.2.

(b)	Form of Payment.

A Participant shall designate on his Election Form the form of payment in which his benefits hereunder shall be paid. Participants with a Cash With Interest Account shall have their Accounts paid in cash. Participants with a Stock Equivalent Account shall receive payment in shares of Employer Stock. The Participant may elect to have his benefits payable in one of the following forms of payment:

(i)	a single lump sum; or

(ii)	annual installments over a period not to exceed eleven years.

In the event that a Participant with a Cash With Interest Account elects an installment form of payment, the funds to be distributed on the initial annual payment date shall be a proportionate share of the total amount credited to his Account as of the initial payment date specified on his Election Form and then shall be recalculated annually. Interest shall continue to accrue, pursuant to Section 5.1(a) on the balance of the unpaid Account.

In the event that a Participant with a Stock Equivalent Account elects an installment form of payment, the number of shares of Employer Stock to be distributed on the initial annual payment date shall be a proportionate share of the total number of equivalent shares credited to his Account as of the initial payment date specified on his Election Form and then shall be recalculated annually. Dividends shall continue to accrue, pursuant to Section 5.1(b)(ii) on any equivalent shares of Stock remaining in the Participant’s Account.

Payment of benefits shall commence as soon as administratively practicable following the date elected pursuant to paragraph (a) above.

(c)	Small Accounts. Notwithstanding subsection (b) above, in the event a Participant elects installments and the value of the Participant’s Account is $10,000 or less as of the date the installments were scheduled to begin, the Participant’s Account shall be automatically payable in a single lump sum payment.

6.2.	Change in Election. Notwithstanding Sections 6.1, 7.1 or 7.2, subject to subsections (a) and (b) below, a Participant who is an Eligible Executive or Eligible Director may change his or her distribution election by executing an amended Election Form and elect to defer the time when his or her Account would otherwise be payable (or installment payments would otherwise begin) to a subsequent date specified by him or her, or the Participant may elect another form of payment or a different number of installments, subject in all cases to the requirements of subsections (a) and (b) below and other provisions of this Article. If such election becomes effective as provided below, then the Participant’s Account will be payable at the time and in the form specified in his subsequent election.

(a)	Accounts Attributable to Deferrals on and after January 1, 2005. The Participant’s subsequent election under this Section will become effective only if the following criteria are satisfied: (i) the election does not take effect until one year after the date of the election and the participant remains an Eligible Executive or Eligible Director during such one year period, (ii) except in the event of the Participant’s death or Disability, the election extends the date for payment, or the start date for installment payments, by at least five years from the previously elected date, and (iii) in the case of an election to defer a previously elected distribution upon attainment of a certain age (under Section 6.1(a)(iv) above), the change election is made at least 12 months before the date the amount would have otherwise been distributed.

No election under the preceding paragraph may operate to accelerate any payment or distribution hereunder or violate any requirement of Code Section 409A or the regulations and rulings thereunder. Installment payments to a participant will be deemed a single payment for purposes of the anti-acceleration rule under Code Section 409A(a)(3) and the rules governing the timing of changes in elections with respect to time and form of payment hereunder pursuant to Code Section 409A(a)(4).

Notwithstanding the foregoing, an Eligible Director who has previously made a distribution election may change such election without regard to these restrictions in accordance with procedures adopted by the Committee provided such election change is made prior to December 31, 2007 or such later date as permitted under Department of Treasury regulations under Code Section 409A, and further provided that such election does not apply to amounts that the Participant would otherwise have received in 2007 or cause a payment to be accelerated to 2007.

(b)	Accounts Attributable to Deferrals Prior to January 1, 2005. With respect to a Participant’s Account attributable to deferrals made by an Eligible Director prior to January 1, 2005, the Participant may change his or her election provided such subsequent election is made at least one year prior to the payment date. In addition, the Participant may only extend the date of payment and may not select an earlier payment date.

6.3.	Certain Other Distributions. In addition to the distributions provided for in the preceding sections of this Article, the Committee may provide for a distribution from a Participant’s account(s) under the following circumstance: In the event that, notwithstanding the intent that this Plan satisfy in form and operation the requirements of Code Section 409A, it is determined that the requirements of Code Section 409A have been violated with respect to any Participant or group of Participants, distribution of the amount determined to be includable in taxable income of such Participant or Participants as a result of such a violation of Code Section 409.

6.4.	Delay in Distributions. Notwithstanding the provisions of any of the foregoing sections in this Article VI, the Committee may delay the making of any payment to a subsequent date, provided that the delayed payment is made not later than the end of the calendar year in which the payment was due, or within 2 1/2 months after the date the payment was due, if later, pursuant to the requirements of Code Section 409A and the regulations and rulings thereunder.

6.5.	Compliance with Code Section 409A. Notwithstanding any other provision of this Plan, distributions and elections respecting distributions of amounts deferred after 2004 are intended to be and will be administered in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder (including the provisions prohibiting acceleration of payment unless specifically permitted by such regulations and rulings).

ARTICLE VII

DEATH OR DISABILITY OF PLAN PARTICIPANT

7.1.	Distribution Upon Death. Subject to Section 6.1(c), in the event of the death of a Participant before commencement of payment or before the complete distribution of his or her Account hereunder, the Participant’s Beneficiary designated pursuant to subsection (c) below will receive the total amount remaining in the Participant’s Account in accordance with this Section.

(a)	Death Before Complete Distribution of Payment. Each Participant may, at the time of filing his or her initial Election Form (or, if applicable, in a subsequent election in accordance with Section 6.2), elect the form of payment to the Participant’s Beneficiary in the event the Participant dies before commencing payment of his or her benefits as follows:

(i)	A number of annual installment payments over a period not to exceed eleven years or

(ii)	A single lump sum payment.

The Participant may also elect the time of payment to the Beneficiary to be either as soon as practicable following the Participant’s death or the beginning of the following calendar year.

(b)	Death After Commencement But Before Complete Distribution. Each Participant may at the time of filing his or her initial Election Form (or, if applicable, in a subsequent election in accordance with Section 6.2), elect that in the event the Participant dies after commencement of installments but prior to the complete distribution of his or her benefit hereunder, the remaining unpaid installments shall (i) continue to be paid to his or her Beneficiary, or (ii) be paid to his or her Beneficiary in a single lump sum payment.

(c)	Beneficiary Designation. Each Participant may designate a Beneficiary to receive a distribution payable under subsection (a) or (b) above and may revoke or change such a designation at any time in accordance with such procedures or in such form as the Committee may prescribe or deem acceptable.

(d)	Death of Beneficiary. If a Participant’s designated Beneficiary is receiving installment payments and dies before receiving payment of all the annual installments, the designated Beneficiary’s estate will receive a lump sum payment of the amount remaining to be distributed to such deceased Beneficiary. Such payment will be made on the first day of the month next following the Committee’s receipt of satisfactory evidence of the death of the designated Beneficiary and the appointment of a personal representative.

(e)	No Valid Beneficiary Designation. If the Participant has not designated a Beneficiary or if the Participant’s Beneficiary has predeceased him or her, the balance of the Participant’s Account shall be paid in a single lump sum to the Participant’s estate as soon as practicable following the Participant’s death.

7.2.	Distribution Upon Disability. Each Participant may, at the time of filing his or her initial Election Form (or, if applicable, in a subsequent election in accordance with Section 6.2), elect the form and timing of payment of his or her Account in the event the Participant suffers a Disability. The time and form of payment available to the Participant shall be the same form and timing of payment available upon separation from service as described in Section 6.1 except that the Participant would not be required to wait for six (6) months before the benefit is paid as set forth in Section 6.1(a)(i).

ARTICLE VIII

PLAN ADMINISTRATION AND MISCELLANEOUS

8.1	Plan Administration

(a)	This Plan shall be administered by the Committee appointed by the Board to serve at their pleasure. The Committee shall have full discretion to interpret and administer this Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties.

(b)	Unless otherwise determined by the Employer, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be borne by the Employer. Neither the Employer nor any member of the Committee shall be liable for any loss or damage or depreciation which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his negligence or willful misconduct.

(c)	All claims for benefits under this Plan shall be made in writing to the Committee. The Committee shall establish a procedure for resolving any dispute relating to a claim for benefits in accordance with requirements under the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

(d)	The members of the Committee may authorize one or more of their number to execute or deliver any instrument, make any payment or perform any other act which the Plan authorizes or requires the Committee to do.

8.2	Distribution Upon a Change in Control Event.

A Participant shall be permitted to make a one-time election on the Participant’s initial Election Form (or effective as of December 31, 1999, if later) to have his or her Account distributed immediately in a form of payment permitted under Section 6.1 upon a Change in Control Event. For purposes of this Plan, with respect to a Participant’s Account attributable to deferrals made on and after January 1, 2005, a “Change in Control Event” shall mean a “change in the ownership”, a “change in the effective control”, or a “change in the ownership of a substantial portion of the assets” of the Participant’s Participating Employer as such terms are defined under Code Section 409A and regulations issued thereunder. In accordance with Section 409A, to constitute a Change in Control Event as to the Participant, the Change in Control Event must relate to (a) the Participating Employer for whom the Participant is performing services at the time of the Change in Control Event, (b) the Participating Employer that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (c) the Participating Employer that is a majority shareholder of a Participating Employer identified in (a) or (b), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (a) or (b). With respect to a Participant’s Account attributable to deferrals made prior to January 1, 2005 a “Change in Control Event” shall mean the sale of at least 25% of the assets and/or stock of the Employer, or a change in the majority of the membership of the Employer’s Board of Directors (as determined by the Committee) over a two-year period, unless such change of membership is approved by the then incumbent Board of Directors.

8.3	Assignment

Except to the extent otherwise required by applicable law, no credits made to the Account of a Participant of this Plan shall be subject in any way to anticipation, alienation, sale, transfer, pledge, attachment or encumbrance of any kind; and any attempts to anticipate, alienate, sell, transfer, assign, pledge or otherwise encumber any such credit, whether presently or thereafter payable, shall be void. Nor shall any such credit be in any way liable for or subject to the debts or liabilities of any person entitled to the credit.

Any election to defer compensation under this Plan shall not reduce benefits payable under any other benefit plan the Employer may provide for its Eligible Directors or Eligible Executives. Such benefits will be calculated as if the election had not been made. An Eligible Director or Eligible Executive may participate in this Plan at the same time as they participate in any other deferred compensation plan or agreement with the Participating Employer.

8.4	Amendment and Termination

The Plan may be amended at any time and from time to time by the Board and may be terminated at any time by action of the Board; provided, however, that no such amendment or termination shall cause or permit any amount, or, in the case of the Stock Equivalent Account, the number of shares of equivalent stock already credited to a Participant’s Account, to be reduced or diminished. Notwithstanding the foregoing, the Board may amend the plan as it deems appropriate in order to comply with the final regulations to be issued under section 409A and any other subsequent similar guidance.

The Board may authorize the Committee to amend the plan with respect to administrative practices and procedures provided that any such amendment shall not increase the Employer’s financial obligations hereunder with respect to any existing participant.

8.5	No Contract

This Plan shall not be deemed a contract of employment with any Participant, nor a guarantee of continued service as a director, nor shall any provision hereof affect the right of the Participating Employer to terminate a Participant’s employment.

8.6	Rights to Participation

The Employer’s sole obligation to Participants and their Beneficiary shall be to make payment as provided hereunder. All payments shall be made from the general assets of the Employer and no Participant shall have any vested rights hereunder nor any right hereunder to any specific assets of the Employer.

8.7	Payments to Minors and Incompetents

If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

8.8	Income Tax Withholding

The Employer may withhold from any payments hereunder such amount as it may be required to withhold under applicable Federal, state, or other law, and transmit such withheld amounts to the appropriate taxing authority.

8.9	Creation of Trust

In its sole discretion, the Committee may otherwise use creation of trust or other arrangements to meet the Employer’s obligations to deliver Employer Stock or make payments hereunder.

8.10	Captions

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan, nor in any way affect the construction of any provision of the plan.

IN WITNESS WHEREOF, the Chittenden Corporation has caused this instrument to be executed and attested on its behalf by its officer hereunto duly authorized, as of this      day of                     , 2006.

CHITTENDEN CORPORATION

By:

ATTEST:
Corporate Secretary

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